Exhibit 10.1
October 7, 2022
To:        Eilif Serck-Hanssen
        President & CEO, Laureate Education, Inc.

From:        Rick Sinkfield
        Chief Legal Officer and Chief Ethics & Compliance Officer

Subject:     Severance Arrangements

Dear Eilif,

This letter (“Letter”) amends and restates that certain letter titled “Corporate Retention Program”, between you and Laureate Education, Inc. (the “Company”) dated as of March 20, 2020, in its entirety.

The Corporate Retention Program was designed to encourage your continued employment at the Company at least through the end of the Company’s exploration of strategic alternatives for its businesses (the “Strategic Alternative Process”), which commenced on January 27, 2020 and concluded on April 7, 2022 (the “Determination Date”). The Company and you acknowledge the opportunity to earn a retention bonus under the Corporate Retention Program has ended with no amounts earned; however, the Company is offering you the following go-forward severance arrangements: (i) the acceleration of your outstanding and non-forfeited equity awards upon certain terminations of employment during the period commencing as of the Determination Date and ending on the three-year anniversary of the Determination Date (the “Strategic Alternative Process Severance Period”) and (ii) enhanced severance benefits upon certain terminations of employment during the Strategic Alternative Process Severance Period or during the 12 month period following a change in control of the Company. These two elements (referred to herein as the “Program”) are discussed in detail below.

Capitalized terms that are not defined in the body of this Letter are defined in Annex A.

I.Equity Acceleration

In the event that, during the Strategic Alternative Process Severance Period, your employment is terminated by the Company or its affiliates without Cause or you resign for Modified Good Reason, all your then-outstanding and non-forfeited equity awards (“Covered Awards”) granted under the Company’s Amended and Restated 2013 Long-Term Incentive Plan or any successor Company equity incentive plan (the “Plans”) will vest in full and settle (with performance targets deemed attained) on or within thirty (30) days after the date of your termination of employment. If you remain employed with the Company or its affiliates through the end of the Strategic Alternative Process Severance Period, the vesting of your Covered Awards will not accelerate as provided in the previous sentence.

All other terms and conditions of your Covered Awards will continue to apply with full force and effect (including with respect to vesting and settlement in the normal course and with respect to any enhanced treatment upon a qualifying termination on or following a Change in Control) in accordance with the Plans and the applicable award agreements made thereunder.

II.Severance Policy Enhancements

In the event that during the Strategic Alternative Process Severance Period, your employment is terminated by the Company or its affiliates without Cause or you resign for Modified Good Reason, you will receive the severance benefits that you would be eligible to receive if the Company were to terminate your employment for any reason other than Cause, or if you were to terminate your employment for Good Reason, on or at any time during the twelve (12)-month period following a Change in Control, as provided in Section 2.01 (Change in Control) of the Severance Policy (such benefits, the “Severance Benefits”); provided, that, you agree that the definition of Good Reason (as defined in the Severance Policy) shall no longer apply to you and any right to resign for Good Reason shall apply only in the event you have the right to resign for Modified Good Reason. Any right you may have to the Severance Benefits will be subject to the same payment schedule and terms and conditions (including without limitation the execution and non-revocation of a general release of claims) that are set in the Severance Policy.

In addition to the Severance Benefits, you will also receive upon such a termination of employment an amount (the “Pro-Rata Annual Bonus”) equal to your annual target bonus for the year of your termination multiplied by a fraction, the numerator of which is the number of days that have elapsed in the year of your termination from the start of such year through the date of your termination and the denominator of which is three-hundred sixty-five (365). The Pro-Rata Annual Bonus will be paid within 60 days following such termination of employment.

Finally, you will also receive the Pro-Rata Annual Bonus if the Company terminates your employment for any reason other than Cause, or if you terminate your employment for Modified Good Reason, on or at any time during the twelve (12)-month period following a Change in Control.

Notwithstanding any other sentence of this letter agreement, you will only be able to receive the Severance Benefits and the Pro-Rata Annual Bonus once.

All other terms and conditions of the Severance Policy will continue to apply with full force and effect, except that Section 2.03(m) of the Severance Policy shall have no effect on this letter agreement. This Program represents an amendment of the Severance Policy as the Severance Policy applies to you and forms a part of the Severance Policy as the Severance Policy applies to you. For the avoidance of doubt, nothing in this Letter shall limit your rights under the Program or the Severance Policy in the event the Company were to terminate your employment for any reason other than for Cause on or at any time during the twelve (12)-month period following a Change in Control.

III.Eligibility, Confidentiality, Other Agreements

Any payments or benefits under the Program are subject to your execution of an effective and irrevocable general release of claims against the Company, its affiliates, and other specified persons (other than with respect to the compensation and benefits described herein or otherwise owed to you).
This letter agreement (including Annex A) contains all of the understandings and representations between the Company and you relating to the Program, the equity acceleration, the Severance Benefits and the Pro-Rata Annual Bonus described herein and supersedes all prior and contemporaneous understandings and representations, both written and oral, with respect thereto; provided, however, that except as expressly set forth in this letter agreement, the Plans, all award agreements made thereunder and the Severance Policy will continue to apply with full force and effect.
Please sign in the space provided below to acknowledge your agreement and acceptance of the Program and terms of this letter agreement and return this letter agreement to me no later than October 10, 2022.

Regards,
/s/ Rick Sinkfield
Rick Sinkfield
Chief Legal Officer and Chief Ethics & Compliance Officer

Accepted: /s/ Eilif Serck Hanssen__________ Date: 10/9/2022_____
        Eilif Serck-Hanssen

Annex A: Certain Definitions; Other Terms and Conditions
I.Definitions

“Cause” has the meaning that term is given in the Severance Policy.

“Change in Control” has the meaning that term is given in the Severance Policy.

“Modified Good Reason” means the occurrence of either of the following without your consent: (i) material diminution in your base salary or (ii) a relocation by more than fifty (50) miles in the principal location in which you are required to perform services; provided that Modified Good Reason shall not exist unless and until you provide the Company with written notice of the acts alleged to constitute Modified Good Reason within ninety (90) days of your knowledge of the occurrence of such event, and the Company fails to cure such acts within thirty (30) days of receipt of such notice, if curable. You must terminate employment within sixty (60) days following the expiration of such cure period for the termination to be on account of Modified Good Reason.

In addition, and notwithstanding anything in the definition of Modified Good Reason, you will be deemed to have Modified Good Reason during the ten month period commencing on April 7, 2024, and you may terminate your employment for Modified Good Reason during such period by providing the Company with written notice of termination at least sixty (60) days prior to the date on which such termination is to be effective.

“Severance Policy” means the Company’s Severance Policy for Executives, as it may be amended from time to time.

II.Other Terms and Conditions
This letter agreement and the Program shall not be construed to otherwise alter the terms or conditions of your employment by the Company or any of its affiliates. The execution of this letter agreement will not be construed as entitling you to continued employment with the Company (or any affiliate of or successor to the Company) or otherwise interfere with the right of the Company (or any affiliate of or successor to the Company) to terminate your service at any time for any reason.
Any amounts payable under this letter agreement shall be less all withholdings and authorized deductions.
All payments and benefits provided for in this letter agreement are intended to qualify for an exception to, or be in compliance with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and this letter agreement will be interpreted or construed consistently with that intent.
This letter agreement may not be amended or modified unless in writing signed by both the Company and you. This letter agreement shall be construed in accordance with the laws of the State of Maryland without regard to conflicts-of-law principles. This letter agreement may be executed in one or more counterparts, all of which taken together will be deemed to constitute one and the same original.
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